UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2008

Indevus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-18728	04-3047911
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

33 Hayden Avenue

Lexington, Ma 02421-7966

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(781-861-8444)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

As discussed in more detail below under Item 5.02, on March 3, 2008, Indevus Pharmaceuticals, Inc. (the “Company”) entered into an executive retirement agreement with Glenn L. Cooper, M.D., the Company’s Chief Executive Officer and Chairman of its Board of Directors. The executive retirement agreement has an effective date as of March 3, 2008. The executive retirement agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Section 5—Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On March 3, 2008, the Company issued a press release announcing the retirement plans of Glenn L. Cooper, M.D., the Company’s Chief Executive Officer and Chairman of its Board of Directors. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

On March 3, 2008 (the “Effective Date”), the Company also entered into an executive retirement agreement with Dr. Cooper (the “Retirement Agreement”), pursuant to which Dr. Cooper has agreed to serve as the Company’s Chief Executive Officer and Chairman of its Board of Directors until no later than September 1, 2008, at which time he will retire as Chief Executive Officer and Chairman. Dr. Cooper’s employment with the Company may be terminated earlier than September 1, 2008 if the Company hires a replacement Chief Executive Officer or sooner under certain other customary circumstances such as termination following advance notice by Dr. Cooper or for cause, death or disability.

Dr. Cooper will become an advisor to the Company on the date he ceases to be Chief Executive Officer and has agreed to continue to serve in such capacity for twelve (12) months following such date. Dr. Cooper’s service as an advisor to the Company under the Retirement Agreement may be terminated earlier than the end of such twelve (12) month period under certain customary circumstances such as termination following advance notice or for breach of contract.

From the Effective Date until the date the Retirement Agreement expires or is terminated, Dr. Cooper will receive his salary, be eligible for a bonus under the Company’s Fiscal Year 2008 CEO Bonus Plan and during his employment, be eligible to receive the health and dental benefits which are currently available to him under the Company’s plans and policies under the same terms that applied to him immediately prior to the Effective Date.

In the event Dr. Cooper receives compensation and/or benefits in connection with a Change in Control under the terms of the Amended and Restated Employment Agreement between Dr. Cooper and the Company dated effective as of October 1, 2007, his right to compensation and benefits under the Retirement Agreement will cease immediately upon such Change in Control.

Section 9—Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description
10.1	Executive Retirement Agreement by and between Indevus Pharmaceuticals, Inc. and Glenn L. Cooper, M.D. dated March 3, 2008. (*)

99.1	Press Release issued by Indevus Pharmaceuticals, Inc. on March 3, 2008

(*)	Management contract or compensatory plan or arrangement.

Forward-Looking Statements

This filing may contain forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA®, SANCTURA XR™, NEBIDO®, VANTAS® and SUPPRELIN® LA; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR™; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, VANTAS, SUPPRELIN LA, DELATESTRYL® and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; need for additional funds and corporate partners, including for the development of our products; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; difficulties in managing our growth; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEVUS PHARMACEUTICALS, INC.

Dated: March 7, 2008	By:	/s/ Michael W. Rogers
Michael W. Rogers
Executive Vice President, Chief Financial Officer and Treasurer